UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2026
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ALTO NEUROSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-41944	83-4210124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 200-0412

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ANRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Andrew Miller, Ph.D. to the Board

On May 27, 2026, the Board of Directors (the “Board”) of Alto Neuroscience, Inc. (the “Company”), following the recommendation of the Board’s Nominating and Corporate Governance Committee (the “NCGC”), unanimously appointed Andrew Miller, Ph.D. to serve as a member of the Board. Effective March 16, 2026, the Board had increased its size from six to seven directors, and Dr. Miller will join the board and fill the resulting vacancy. Dr. Miller was appointed as a Class III director for a term expiring at the Company’s 2027 Annual Meeting of Stockholders. The Board also appointed Dr. Miller to the NCGC, replacing Christopher Nixon Cox. The Board has determined that Dr. Miller is “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”) and the current rules and regulations of the Securities and Exchange Commission (the “SEC”).

Dr. Miller, age 44, founded Karuna Therapeutics, Inc. (previously Nasdaq: KRTX), a biopharmaceutical company, and most recently served as its President of Research and Development from January 2024 to March 2024 when it was acquired by Bristol Myers Squibb. He previously served as Chief Operating Officer of Karuna from August 2018 to January 2024, its President and Chief Executive Officer from July 2016 to August 2018 and as a member of its board of directors from April 2012 to March 2019. Prior to that, Dr. Miller held senior and executive level positions at PureTech Health plc, Tal Medical and Entrega, Inc. Dr. Miller has served on the board of directors of Kyverna Therapeutics, Inc. (Nasdaq: KYTX), a clinical-stage biopharmaceutical company, since February 2026. He also serves on the board of directors of multiple privately held biotechnology companies. Dr. Miller received a B.S. in Chemical Engineering from the University of Illinois with highest honors and completed his Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology. The Board believes that Dr. Miller’s extensive experience in biotechnology leadership, drug development, and corporate strategy qualify him to serve on our Board.

There is no arrangement or understanding between Dr. Miller and any other person pursuant to which he was selected as a director. There are no transactions between Dr. Miller and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Dr. Miller is eligible to participate in the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Pursuant to the Policy, Dr. Miller will receive an initial option to purchase the lesser of (1) 48,200 shares of Common Stock or (2) the largest whole number of shares of Common Stock that results in such option having an aggregate Black-Scholes Value not exceeding $400,000, which option will vest and become exercisable in equal monthly installments over a three-year period, subject to continuous service through each vesting date. On the date of each annual stockholder meeting thereafter, Dr. Miller will receive an annual option grant to purchase the lesser of (1) 24,100 shares of Common Stock or (2) the largest whole number of shares of Common Stock that results in such option having an aggregate Black-Scholes Value not exceeding $200,000, which option will vest and become exercisable on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to continuous service through the vesting date. In addition, Dr. Miller will be paid a $40,000 annual cash retainer for his service on the Board, plus a $5,000 annual cash retainer for his service on the NCGC, plus additional amounts for service on any additional committee(s) to which he may be appointed, paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred and pro-rated based on the number of actual days served by him during such quarter. Under the Policy, Dr. Miller may elect to receive some or all of his eligible cash compensation in the form of stock options.

In connection with Dr. Miller’s election to the Board, the Company and Dr. Miller entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”), a copy of which was filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-276495), filed with the SEC on January 29, 2024. The Indemnification Agreement requires the Company to indemnify Dr. Miller, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

Board Committee Structure

Following Dr. Miller’s appointment, as of May 27, 2026, the composition of the committees of the Board were as follows:

Name	Audit Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee
Husseini Manji			X (Chair)
Christopher Nixon Cox	X	X (Chair)
Gwill York	X (Chair)	X
Andrew Dreyfus	X	X
Raymond Sanchez			X
Andrew Miller			X

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTO NEUROSCIENCE, INC.

Dated: May 28, 2026	By:	/s/ Amit Etkin
Amit Etkin, M.D., Ph.D.
President and Chief Executive Officer